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EXHIBIT 21.1

TRIQUINT SEMICONDUCTOR, INC.
SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation
TriQuint Texas Limited Holding Company	Delaware
TriQuint Texas General Holding Company	Delaware
TriQuint Semiconductor Texas, LP	Texas
TriQuint Semiconductor GmbH	Germany
TriQuint Semiconductor Korea, Inc.	South Korea
TriQuint Foreign Sales Corporation	Barbados
Sawtek Inc.	Florida
Sawtek, S.A.	Costa Rica
Sawtek International, Inc.	Barbados
Sawtek Far East, Inc.	Florida
Sawtek Korean Sales Office	South Korea
Sawtek Sweden	Sweden

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  EXHIBIT 21.1